ePlus Announces Noncompliance Notice from NASDAQ

HERNDON, VA - July 21, 2006 - ePlus inc. (Nasdaq NGM: PLUS - news), announced today that because it did not timely file its Annual Report on Form 10-K for the year ended March 31, 2006, it received a staff determination letter from the staff of the Nasdaq Global Market on July 18, 2006 indicating that the Company is not in compliance with the continued listing requirements of Marketplace Rule 4310(c)(14), and that its securities are, therefore, subject to delisting from The Nasdaq Global Market. The Company intends to appeal the staff determination by requesting a hearing before a Nasdaq Listing Qualifications Panel. Under Nasdaq’s rules, a timely hearing request automatically stays the delisting of the Company’s securities pending the Panel’s decision. There can be no assurance that the Panel will grant the Company's request for continued listing. The Company’s delay in filing its Form 10-K is the only listing deficiency cited in the staff determination letter.

As previously disclosed by ePlus, it is unable to complete its financial statements for the year ended March 31, 2006 because it is compiling the effect of restating its statement of cash flows, and there is an ongoing investigation by its Audit Committee pertaining to certain stock options granted to four senior managers reported in a Form 8-K filed by the Company on February 10, 2005. The Chief Executive Officer received a letter dated June 20, 2006 from a stockholder raising concerns regarding these stock option grants. The Chief Executive Officer forwarded the letter to the Chairman of the Company’s Audit Committee and it commenced an investigation and has retained independent legal counsel to assist it. In connection with its review of the stock options reported in the Form 8-K filed on February 10, 2005, the Audit Committee has decided to review additional stock option grants by the Company since its initial public offering in 1996. The Audit Committee’s investigation has not been concluded as of the date of this press release.

The Company plans to file its Annual Report on Form 10-K for the year ended March 31, 2006 as soon as practicable after the resolution of the foregoing matters, which may depend upon the timing and findings of the Audit Committee investigation.

About ePlus:

ePlus is a leading provider of Enterprise Cost Management solutions to information technology, finance, procurement, operations, and supply chain professionals who want to reduce the costs of finding, purchasing, managing, and financing information technology goods and services. Our Enterprise Cost Management solutions provide sourcing, procurement, spend analytic, supplier management, document collaboration, asset management, professional services, and leasing to ePlus’ 2,000+ customers. Profitable since inception in 1990, the company is headquartered in Herndon, VA and has more than 30 locations in the U.S. For more information, visit www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus® and ePlus Enterprise Cost Management®, and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the final determination of the impact of the restatement described above; the results of the Audit Committee’s investigation; expectations as to the timing of the completion of such investigation by the Audit Committee and its independent counsel; the Company’s review, restatement and filing its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal controls; the possibility that the Nasdaq Listing Qualifications Panel may not grant the Company’s request for an extension to regain compliance with Nasdaq listing qualifications or the Company’s failure to regain compliance within any extension period, in which case the Company’s common stock would be delisted from the Nasdaq Global Market; the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

All information set forth in this release and its attachments is as of July 21, 2006. ePlus inc. undertakes no duty to update this information. More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, the Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the SEC and available at the SEC’s website at http://www.sec.gov/.
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Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150